EXHIBIT B

             CSW Energy, Inc./CSW International, Inc.
                    Non-recourse Indebtedness
                          March 31, 1999
                           (thousands)


                 Initial                      Inflation
     Type         Term      Rate    Maturity  Adjustment          Amount
---------------  --------  -------- --------  ----------        ----------

Eurobond         10 years   8.500%     2005     None           pounds 100,000
Eurobond         10 years   8.875%     2006     None           pounds 100,000
Yankee Bond       5 years   7.980%     2001     None           pounds 129,116
Yankee Bond      10 years   8.750%     2006     None           pounds 129,116
Fixed Rate Loan   7 years   8.250%     2003     None           pounds 129,133
Loan Notes        7 years   5.760%     2002     None           pounds  18,033
Revolver          5 years   6.440%     2001     None           pounds  65,000
Senior Notes      5 years   6.875%     2001     None                $ 200,000